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                                                                    EXHIBIT 99.1

                           FINAL SUBSCRIPTION LETTER


Cherokee Banking Company
P. O. Box 1314
Canton, Georgia 30114


Ladies and Gentlemen:

     I have previously subscribed to purchase __________ shares of Cherokee Banking Company's common stock.

     I have received a copy of Cherokee Banking Company's final prospectus, dated _______________, 1999. I understand that my purchase of Cherokee Banking Company's common stock involves significant risk, as described under "Risk Factors" in the final prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of Cherokee Banking Company's offering of common stock, the accuracy or adequacy of the final prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     I have enclosed my check in the amount of $10.00 multiplied by the number of shares listed above. My check is made payable to: "The Bankers Bank - Escrow Account for Cherokee Banking Company." Your receipt of my check will convert my prior preliminary subscription agreement into a final subscription agreement.

     I UNDERSTAND THAT WHEN CHEROKEE BANKING COMPANY RECEIVES THIS LETTER AND MY CHECK, THIS SUBSCRIPTION WILL BE IRREVOCABLE UNTIL THE OFFERING IS CLOSED.



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                                           Date